UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/30/2009

Unitrin, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-18298

DE	95-4255452
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)

312-661-4600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Unitrin, Inc. ("Unitrin") announced on November 2, 2009 that it has entered into a new $245 million, three-year revolving credit facility pursuant to a credit agreement, dated as of October 30, 2009 (the "Credit Agreement"), by and among Unitrin, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, swing line lender and issuing lender, and JPMorgan Chase Bank, N.A., as syndication agent. The Credit Agreement includes an accordion provision under which Unitrin may request increases to expand the facility up to a maximum facility limit of $345 million during the term, which will expire on October 30, 2012. Proceeds under the Credit Agreement can be used for general corporate purposes, including the repayment of existing indebtedness.

Interest rates for borrowings are determined with reference to either the Eurodollar Rate or Base Rate, plus Applicable Margin, as such terms are defined in the Credit Agreement. Applicable Margin is determined based upon Unitrin's leverage ratio. On the effective date, October 30, 2009, no borrowings were outstanding under the Credit Agreement. The new facility replaces Unitrin's prior facility, a $325 million 5-year agreement that was set to expire on June 30, 2010 (the "Prior Agreement") but was terminated effective October 30, 2009.

The Credit Agreement contains covenants generally consistent with those in the Prior Agreement, with certain revisions to the financial covenants, which include:

- limit on maximum total debt equal to 35% of Unitrin's total capitalization;

- a requirement for Unitrin subsidiaries Trinity Universal Insurance Company and United Insurance Company of America to each maintain a risk-based capital ratio of at least 150% of the requirements prescribed by the National Association of Insurance Commissioners or applicable state insurance department within the category of Company Action Level, as defined in the Credit Agreement; and

- a minimum Consolidated Net Worth, as defined in the Credit Agreement, equal to the sum of (a) 80% of Unitrin's Consolidated Net Worth as of September 30, 2009, calculated by reference to Unitrin's consolidated financial statements set forth in its Form 10-Q as filed for the third fiscal quarter of 2009, plus (b) an amount equal to 25% of consolidated net income of Unitrin and its Subsidiaries for each fiscal quarter ending after September 30, 2009, plus (c) an amount equal to the aggregate net proceeds of all equity issuances by Unitrin and its Subsidiaries after October 30, 2009.

The lenders under the Credit Agreement and their respective affiliates have various relationships with Unitrin to provide commercial banking, trust services, investment banking, underwriting and other financial services, for which they have and will receive customary fees and expenses.

The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by reference to the complete terms of the Credit Agreement, which is incorporated herein by reference to Exhibit 10.21 of the Quarterly Report on Form 10-Q filed by Unitrin on November 2, 2009 for the quarter ended September 30, 2009. Capitalized terms not defined herein shall have the meanings set forth in the Credit Agreement. Representations and warranties made by and between the parties to the Credit Agreement are intended solely for the benefit of the parties thereto; accordingly, investors should not rely upon such representations and warranties.

Item 1.02.    Termination of a Material Definitive Agreement

The information contained above under "Item 1.01, Entry into a Material Definitive Agreement" is hereby incorporated by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained above under "Item 1.01, Entry into a Material Definitive Agreement" is hereby incorporated by reference.

Item 9.01.    Financial Statements and Exhibits

99.01 Press Release by Unitrin, Inc., dated November 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unitrin, Inc.

Date: November 03, 2009	By:	/s/ Eric J. Draut
Eric J. Draut
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.01	Unitrin, Inc. Press Release